Exhibit 8.1

Principal Subsidiaries of NFT Limited

Subsidiaries:

●	Takung Digital Technology Limited, a New York corporation

●	Takung Exchange Limited, A Wyoming corporation

●	Metaverse Digital Payment, a Hong Kong company